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PHOTONIC PRODUCTS GROUP, INC.

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To Our Shareholders, Customers, Partners and Employees

In this Annual Report, my first since assuming the role of President and CEO of PPGI on January 1, 2009, I am pleased to report that 2008 saw PPGI set new records for sales revenues, with an increase of 8% to $16.3 million from $15.1 million in 2007.  Both our Laser Optic and MRC business units achieved record sales.  This year extended the Company’s trend of revenue growth for the fifth consecutive year.

Despite the revenue growth, our overall profitability decreased from 2007.  Our gross profit margin declined as our business mix shifted to products with a higher material cost content, as we had anticipated at the start of the year. In addition, as reported throughout the year, production problems at our MRC business unit negatively impacted production costs and delivery schedules and contributed to the lower consolidated gross profit margin and profitability.  As a result our net income applicable to shareholders for 2008 was $1.1 million, down from $1.6 million in 2007. Basic and diluted earnings per share were $0.10 and $0.08, respectively.

We began the year with a record backlog and an optimistic start.  In the first quarter of 2008, we saw the largest ever quarterly bookings total in our Laser Optics business unit. Over the balance of the year, however, we began to feel the impact of the current economic downturn and experienced a noticeable decrease in orders, a trend that has continued through the first quarter of 2009.

On a positive note, after re-structuring the management team at MRC and implementing changes to manufacturing processes, sales increased over the last half of the year and the MRC operations showed significant improvement in the fourth quarter of the year.  In addition our combined Inrad and Laser Optics operations exceeded our profit objectives for 2008.

We continued our initiative to reduce debt and strengthen our financial position with the repayment of a $1.7 million secured note and $477,000 of accrued interest, early in the year.  We ended 2008 with a total of $3.47 million in cash and short-term certificates of deposit.

In 2008, we were one of 19 recipients of Raytheon’s “3 Star Supplier Excellence Award” as acknowledgement of our exemplary customer service and performance based upon meeting and exceeding Raytheon’s on-time delivery and product quality objectives.

Outlook and Priorities for 2009:

To-date, we continue to experience slower demand from our major OEM customers in the defense/aerospace and commercial sectors and we expect to report first quarter sales below the first quarter of 2008. In response, we have proactively focused on reducing costs throughout our operations including a reduction in employee workforce in the first quarter of 2009.  We believe we have struck the right balance in our need to reduce costs while maintaining our core competencies to respond to our current and future customer needs.  However, we have contingency plans to make additional cost reductions should business conditions require them.

Our focus throughout 2009 will be on continuing to implement improvements in our manufacturing processes in all business units, tightly controlling and reducing costs across the entire organization and striving to identify new business opportunities that fit with PPGI’s unique capabilities in the photonics industry.  Our PPGI management team looks forward to meeting the challenges ahead and positioning the Company to achieve growth and profitability as our markets strengthen.

In early 2009, N.E. Rick Strandlund was added to our Board of Directors.  We are pleased to gain the benefit of Rick’s significant experience in the optics industry and his extensive knowledge of manufacturing processes, products and markets.

At the end of 2008, Daniel Lehrfeld stepped down as President and CEO of PPGI after having served in that capacity since May of 2000.  During this time, Dan played a key role in broadening the capabilities and increasing the market share of the PPGI.  We thank Dan for his contributions and wish him well in his future endeavors.

Joseph J. Rutherford
President and CEO
April 17, 2009